Exhibit 2.5

SHARE EXCHANGE AGREEMENT

By and Among

KIRIN INTERNATIONAL HOLDING INC.

ENERGETIC MIND LIMITED

and

FORTUNATE DRIFT LIMITED

Dated as of December 19, 2015

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of December 19, 2015, is made by and among Kirin International Holding Inc., a Nevada corporation (the “Acquiror”), Energetic Mind Limited, a company organized under the laws of the British Virgin Islands (the “Acquiree”), and Fortunate Drift Limited (the “Acquiree Shareholder”).

CITALS

WHEREAS, the Acquiree Shareholder have agreed to transfer to the Acquiror, and the Acquiror has agreed to acquire from the Acquiree Shareholder, ten (10) shares, or ten percent (10%) of the issued and outstanding shares of the Acquiree, in exchange for 16,600,000 shares of the Acquiror’s shares of common stock to be issued on the Closing Date on the terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Accredited Investor” has the meaning set forth in Regulation D under the Securities Act.

“Acquired Companies” means, collectively, the Acquiree and the Acquiree Subsidiaries.

“Acquiree” has the meaning set forth in the Preamble.

“Acquiree Board” means the Board of Directors of the Acquiree.

“Acquiree Indemnified Parties” has the meaning set forth in Section 11.02.

“Acquiree Shareholder” has the meaning set forth in the Preamble.

“Acquiree Subsidiaries” means all of the direct and indirect Subsidiaries of the Acquiree.

“Acquiror Balance Sheet” means the Acquiror’s balance sheet at September 30, 2015.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Board” means the Board of Directors of the Acquiror.

“Acquiror Common Stock” means the Acquiror’s common stock, par value US$0.0001 per share.

“Acquiror Permits” has the meaning set forth in Section 4.19.

“Acquiror Principal Shareholder” has the meaning set forth in the Preamble.

“Acquiror Shares” has the meaning set forth in the Recitals.

3

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, whether through one or more intermediaries or otherwise, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

“Agreement of Sale” has the meaning set forth in Recitals.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and the Exchange Act.

“Damages” has the meaning set forth in Section 11.03(a).

“Distribution Compliance Period” means the period commencing on the Closing Date and ending on the date that is one year thereafter.

“Distributor” means any underwriter, dealer or other Person who participates, pursuant to a contractual arrangement, in the distribution of the securities offered or sold in reliance on Regulation S.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

“Exhibits” means the several exhibits referred to and identified in this Agreement.

“Form 8-K” means a current report on Form 8-K under the Exchange Act.

“GAAP” means, with respect to any Person, U.S. generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

4

“HK Company” means Ricofeliz Capital (HK) Limited, a company organized under the laws of Hong Kong.

“Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 11.03(a).

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Acquiror Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror, of the type and nature that the Acquiror is required to file with the Commission.

“Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror or the Acquired Companies, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror or the Acquired Companies, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the U.S. securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror or the Acquired Companies, as the case may be, operate or (c) result in litigation, claims, disputes or property loss in excess of US$10,000 in the future, and that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

“Money Laundering Laws” has the meaning set forth in Section 4.27.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Shares” means the Acquiree’s ordinary shares.

“Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

5

“Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“PRC” means the People’s Republic of China, excluding Taiwan, Hong Kong and Macau.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Registration Statements” has the meaning set forth in Section 4.25.

“Regulation S” means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“SEC Documents” has the meaning set forth in Section 4.25.

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Share Exchange” has the meaning set forth in Section 2.01.

“Shares” means the issued and outstanding Ordinary Shares.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

6

“Survival Period” has the meaning set forth in Section 11.01.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Acquiror is now or was formerly a member.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“U.S.” means the United States of America.

“U.S. Dollars” or “US$” means the currency of the U.S.

“U.S. Person” has the meaning set forth in Regulation S under the Securities Act.

“Yangtze Newport” means Wuhan Yangtze River Newport Logistic Co., Ltd.”, a PRC limited company wholly owned by the HK Company.

ARTICLE II

EXCHANGE OF SHARES AND SHARE CONSIDERATION

Section 2.01 Share Exchange. At the Closing, (i) the Acquiree Shareholder shall transfer ten (10) shares of the Shares, representing ten percent (10%) of the issued and outstanding Ordinary Shares of the Acquiree, to the Acquiror and (ii) in consideration therefor, subject to Section 2.02, Acquiror shall issue an aggregate of 16,600,000 fully paid and nonassessable shares of Acquiror Common Stock to the Acquiree Shareholder (the “Share Exchange”).

Section 2.02 Withholding. The Acquiror shall be entitled to deduct and withhold from the Acquiror Shares otherwise issuable pursuant to this Agreement to any Acquiree Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Acquiree Shareholder in respect of which such deduction and withholding was made.

7

Section 2.03 Section 368 Reorganization. For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to or after the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

Section 2.04 Directors of Acquiror at Closing Date. On the Closing Date, the current Acquiror Board shall appoint Mr. Xiangyao Liu, to serve as a member and Chairman of the Acquiror Board, and shall nominate Xiangyao Liu, James Stuart Coleman, Zhanhuai Cheng, Yanliang Wu, Yu Zong, Harvey Leibowitz, Zhixue Liu, Tongmin Wang to serve as members of the Acquiror Board. On the Closing Date and simultaneously with the execution of this Agreement, Jianfeng Guo, Yaojun Liu shall tender their resignations as Chairman of the Acquiror Board and/or directors of the Acquiror.

Section 2.05 Officers of Acquiror at Closing Date. On the Closing Date and immediately prior to the execution of the Agreement, the current Acquiror Board shall appoint Xiangyao Liu as the Chief Executive Officer and President of the Acquiror. Simultaneously with the execution of this Agreement, i) Jianfeng Guo shall tender his resignation as the Chief Executive Officer and President of the Acquiror, ii) Yaojun Liu shall tender his resignation as the Vice President of the Acquiror.

ARTICLE III
CLOSING DATE

Section 3.01 Closing Date. The closing of the Share Exchange (the “Closing”) shall take place at 10:00 a.m. Eastern Time on the day all of the closing conditions set forth in Articles VIII and IX herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”), at the offices of Szaferman Lakind Blumstein & Blader, P.C. 101 Grovers Mill Road, Suite 200, Lawrenceville, New Jersey 08648.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Subject to the disclosures contained in the relevant Schedules attached hereto, the Acquiror represents and warrants to the Acquiree Shareholder and the Acquiree as follows:

Section 4.01 Organization and Qualification. The Acquiror is duly organized, validly existing and in good standing under the laws of Nevada, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. The Acquiror is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

Section 4.02 Subsidiaries. Except as previously disclosed in the SEC Documents, the Acquiror does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 4.03 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Acquiror have been delivered to the Acquiree prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery. The Acquiror is not in violation or breach of any of the provisions of its Organizational Documents.

8

Section 4.04 Authorization. The Acquiror has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror is a party. The execution, delivery and performance by the Acquiror of this Agreement and each of the Transaction Documents to which the Acquiror is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Board any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiror of this Agreement and each of the Transaction Documents to which the Acquiror is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents.

Section 4.05 No Violation. Neither the execution nor the delivery by the Acquiror of this Agreement or any Transaction Document to which the Acquiror is a party, nor the consummation or performance by the Acquiror of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror is a party or by which the properties or assets of the Acquiror is bound; or ( c) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror, except, in the case of clauses (b), or (c), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

Section 4.06 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiror, this Agreement and each of the Transaction Documents to which the Acquiror is a party are duly authorized, executed and delivered by the Acquiror and constitutes the legal, valid and binding obligations of the Acquiror , enforceable against the Acquiror in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.07 Securities Laws. Assuming the accuracy of the representations and warranties of the Acquiree Shareholder contained in Article V, the issuance of the Acquiror Shares pursuant to this Agreement will be when issued and paid for in accordance with the terms of this Agreement issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

9

Section 4.08 Capitalization and Related Matters.

(a) Capitalization. The authorized capital stock of the Acquiror consists of 600,000,000 shares: 500,000,000 shares of the Acquiror’s Common Stock are authorized, par value $0.0001, of which 20,596,546 shares are issued and outstanding; 100,000,000 shares of the Acquiror’s Preferred Stock are authorized, par value $0.0001, of which none are issued or outstanding. All issued and outstanding shares of the Acquiror’s Common Stock immediately prior to the consummation of the transactions contemplated by the Agreement of Sale, and the Share Exchange are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror will have sufficient authorized and unissued Acquiror’s Common Stock to consummate the transactions contemplated hereby. There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiror. The issuance of all of the shares of Acquiror’s Common Stock described in this Section 4.08(a) have been in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of the Acquiror has any right to rescind or bring any other claim against the Acquiror for failure to comply under the Securities Act, or state securities laws.

(b) No Redemption Requirements. Except as contemplated by the Agreement of Sale, there are no outstanding contractual obligations (contingent or otherwise) of the Acquiror to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) Duly Authorized. The issuance of the Acquiror Shares has been duly authorized and, upon delivery to the Acquiree Shareholder of certificates therefor in accordance with the terms of this Agreement, the Acquiror Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Acquiree Shareholder and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 4.09 Removed and Reserved.

Section 4.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiror and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Acquiror, no such Proceeding has been threatened.

Section 4.11 No Brokers or Finders. Except as disclosed in Schedule 4.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 4.12 Absence of Undisclosed Liabilities. Except as set forth in the SEC Documents, as hereafter defined, the Acquiror has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Acquiror) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Acquiror Balance Sheet. Any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror and of the Acquiror will be cancelled prior to the Closing. The Acquiror has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since September 30, 2015.

Section 4.13 Changes. The Acquiror has conducted its business in the usual and ordinary course of business consistent with past practice and has not:

(a) Ordinary Course of Business. Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents;

(b) Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business or those that would not have a Material Adverse Effect;

10

(c) Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

(d) Liens. Created or permitted to exist any Lien on any material property or asset of the Acquiror, other than Permitted Liens;

(e) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(f) Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

(g) Material Acquiror Contracts. Terminated or modified any Material Acquiror Contract, except for termination upon expiration in accordance with the terms thereof;

(h) Claims. Released, waived or cancelled any claims or rights relating to or affecting the Acquiror that would have Material Adverse Effect on the business and operation of the Company;

(i) Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability that would have Material Adverse Effect on the business and operation of the Company;

(j) Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness that would have Material Adverse Effect on the business and operation of the Company;

(k) Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(l) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(m) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

(n) Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 4.14 Material Acquiror Contracts. The Acquiror has provided to the Acquiree, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Contract, including each amendment, supplement and modification thereto. Each Material Acquiror Contract is a valid and binding agreement of the Acquiror that is party thereto, and is in full force and effect. The Acquiror is not in breach or default of any Material Acquiror Contract to which it is a party and, to the knowledge of the Acquiror, no other party to any Material Acquiror Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Contract or (b) permit the Acquiror or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Contract. The Acquiror has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Contract to which it is a party. There are no renegtions of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Contract.

11

Section 4.15 Employees.

(a) The Acquiror is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. The Acquiror is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b) No director, officer or employee of the Acquiror is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of the Acquiror or (b) the ability of the Acquiror to conduct its business. Each employee of the Acquiror is employed on an at-will basis and the Acquiror does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

Section 4.16 Tax Returns and Audits.

(a) Tax Returns. The Acquiror has filed all Tax Returns required to be filed (if any) by or on behalf of the Acquiror and has paid all Taxes of the Acquiror required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror that the Acquiror is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Acquiror’s property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror for any period (or portion of a period) that would affect any period after the date hereof.

(b) No Adjustments, Changes. Neither the Acquiror nor any other Person on behalf of the Acquiror (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror, nor is any such claim or dispute pending or contemplated. The Acquiror has delivered to the Acquiree true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror, if any, since its inception and any and all correspondence with respect to the foregoing.

(d) No Tax Allocation, Sharing. The Acquiror is not and has not been a party to any Tax allocation or sharing agreement.

(e) No Other Arrangements. The Acquiror is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquiror is not a “consenting corporation” within the meaning of Section 341(f) of the Code. The Acquiror does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. The Acquiror does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, the Acquiror has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Acquiree is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

12

Section 4.17 Material Assets. The financial statements of the Acquiror set forth in the SEC Documents reflect the properties and assets (real and personal) owned or leased by the Acquiror.

Section 4.18 Litigation; Orders. There is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror, threatened against or affecting the Acquiror or any of Acquiror’s properties, assets, business or employees. To the knowledge of the Acquiror, there is no fact that might result in or form the basis for any such Proceeding. The Acquiror is not subject to any Orders.

Section 4.19 Licenses. The Acquiror possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror to engage in its business as currently conducted and to permit the Acquiror to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Permits”). The Acquiror has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror to engage in its business as currently conducted and to permit the Acquiror to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. The Acquiror Permits are valid and in full force and effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Permit. The Acquiror has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Permit. All applications required to have been filed for the renewal of such Acquiror Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Permits have been duly made on a timely basis with the appropriate Persons. All Acquiror Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 4.20 Interested Party Transactions. Except as set forth in the SEC Documents, no officer, director or stockholder of the Acquiror or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror is a party or by which it may be bound or affected.

Section 4.21 Governmental Inquiries. The Acquiror has provided to the Acquiree a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror from any Governmental Authority, and the Acquiror’s response thereto, and each material written statement, report or other document filed by the Acquiror with any Governmental Authority.

Section 4.22 Title to Properties. The Acquiror owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

13

Section 4.23 SEC Documents; Financial Statements. Except for the quarterly report on Form 10-Q for the period ended September 30, 2015, the Acquiror has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as the Acquiror was required by law to file such material) (the foregoing materials as well as any future filings with the SEC being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents and any registration statements, if applicable, filed under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All Material Acquiror Contracts to which the Acquiror is a party or to which the property or assets of the Acquiror are subject have been appropriately filed as exhibits to the SEC Documents and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable. The financial statements of the Acquiror included in the Registration Statement and the SEC Documents comply in all respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror as at the dates thereof and the results of its operations and cash flows for the periods then ended. The Acquiror was originally organized and operated through the date hereof as a bona fide operating business without any pre-existing plan or strategy that the Acquiror would serve primarily as a merger or acquisition candidate for an unidentified company or companies. The disclosure set forth in the SEC Documents and Registration Statements regarding the Acquiror’s business is current and complete and accurately reflects operations of the Acquiror as it exists as of the date hereof.

Section 4.24 Stock Option Plans; Employee Benefits.

(a) The Acquiror has no stock option plans providing for the grant by the Acquiror of stock options to directors, officers or employees.

(b) The Acquiror has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the Acquiror.

(c) Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquiror, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Acquiror provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror.

Section 4.25 Money Laundering Laws. The operations of the Acquiror are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror, threatened.

Section 4.26 Board Recommendation. The Acquiror Board, by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

14

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIREE

Subject to the disclosures contained in the relevant Schedules attached hereto, the Acquiree represents and warrants to the Acquiror as follows:

Section 5.01 Organization and Qualification. The Acquiree is duly incorporated and validly existing under the laws of the British Virgin Islands, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. The Acquiree is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

Section 5.02 Subsidiaries. Except for the HK Company and Yangtze Newport, the Acquiree does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 5.03 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Acquiree and its subsidiaries (as described in Section 5.02) have been delivered to the Acquiror prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery Yangtze Newport is not in violation or breach of any of the provisions of its Organizational Documents.

Section 5.04 Authorization and Validity of this Agreement. The Acquiree has all requisite authority and power (corporate and other), authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiree is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiree is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiree is a party, and to record the transfer of the Shares and the delivery of the new certificates representing the Shares registered in the name of the Acquiror. The execution, delivery and performance by the Acquiree of this Agreement and each of the Transaction Documents to which the Acquiree is a party have been duly authorized by all necessary corporate action and do not require from the Acquiree Board or the Acquiree Shareholder any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiree of this Agreement and each of the Transaction Documents to which the Acquiree is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 5.05 No Violation. Neither the execution nor the delivery by the Acquiree of this Agreement or any Transaction Document to which the Acquiree is a party, nor the consummation or performance by the Acquiree of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiree; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiree is a party or by which the properties or assets of the Acquiree are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiree, or any of the properties or assets owned or used by the Acquiree, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiree or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiree, except, in the cases of clauses (b), (c) and (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

Section 5.06 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiree, this Agreement and each of the Transaction Documents to which the Acquiree is a party are duly authorized, executed and delivered by the Acquiree and constitute the legal, valid and binding obligations of the Acquiree, enforceable against the Acquiree in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

15

Section 5.07 Capitalization and Related Matters. The authorized capital stock of the Acquiree consists of 50,000 Ordinary Shares, of which 100 shares are issued and outstanding. There are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiree to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiree. The issuance of all of the Ordinary Shares described in this Section 5.07 has been in compliance with the laws of the British Virgin Islands. All issued and outstanding shares of the Acquiree’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. The owners of the Ordinary Shares of the Acquiree own, and have good, valid and marketable title to, all the Ordinary Shares of the Acquiree. There are no outstanding contractual obligations (contingent or otherwise) of the Acquiree to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiree or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.08 Acquiree Shareholder. Schedule I contains a true and complete list of the names and addresses of the record and beneficial holders of all of the outstanding capital stock of the Acquiree. Except as expressly provided in this Agreement, no holder of Shares or any other security of the Acquiree or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise.

Section 5.09 Compliance with Laws and Other Instruments. Except for those that would not have a Material Adverse Effect, the business and operations of the Acquiree, the HK Company, Yangtze Newport have been and are being conducted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, neither the Acquiree, the HK Company, nor any PRC Company has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiree, the HK Company or any PRC Company and, to the knowledge of the Acquiree, the HK Company and each PRC Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except for those that would not have a Material Adverse Effect, neither the Acquiree, the HK Company, nor Yangtze Newport is, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Acquiree is a party or by which any of the Acquiree’s properties, assets or rights are bound or affected. To the knowledge of the Acquiree, the HK Company and each PRC Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Acquiree, the HK Company or any PRC Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Acquiree is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiree, any event or circumstance relating to the Acquiree, the HK Company or any PRC Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiree from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiree and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Acquiree’s knowledge, no such Proceeding has been threatened.

Section 5.11 No Brokers or Finders. Except as disclosed in Schedule 5.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiree for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Acquiree will indemnify and hold the Acquiror harmless against any liability or expense arising out of, or in connection with, any such claim.

.

16

Section 5.12 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, the Acquiree owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Acquiree as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Acquiree as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 5.13 Board Recommendation. The Acquiree Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Acquiree and its Acquiree Shareholder.

Section 5.14 Liabilities. Except as indicated in the financial statements and those incurred in the ordinary business hereto, since September 30, 2015, neither the Acquiree or the Acquiree Subsidiaries has incurred any external liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) which, individually or in the aggregate, are reasonably likely to cause a Material Adverse Effect.

Section 5.15 Adverse Interest. No current officer, director or Person known to the Acquiree or the Acquiree Subsidiaries to be the record or beneficial owner in excess of 5% of such entity’s outstanding stock, is a party adverse to the Acquiree or the Acquiree Subsidiaries or has a material interest adverse to the Acquiree or the Acquiree Subsidiaries in any material pending Proceeding.

Section 5.16 No Material Adverse Effect. Since September 30, 2015, the Acquiree and the Acquiree Subsidiaries have not suffered a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUIREE SHAREHOLDER

Section 6.01 Generally. Subject to the disclosures contained in the relevant Schedules attached hereto, each Acquiree Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror as follows:

(a) Authority. Such Acquiree Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Acquiree Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Acquiree Shareholder is a party, and to perform such Acquiree Shareholder’s obligations under this Agreement and each of the Transaction Documents to which such Acquiree Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such Acquiree Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Acquiree Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Acquiree Shareholder, this Agreement is, and each of the Transaction Documents to which such Acquiree Shareholder is a party have been, duly authorized, executed and delivered by such Acquiree Shareholder and constitutes the legal, valid and binding obligation of such Acquiree Shareholder, enforceable against such Acquiree Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

(b) No Conflict. Neither the execution or delivery by such Acquiree Shareholder of this Agreement or any Transaction Document to which such Acquiree Shareholder is a party, nor the consummation or performance by such Acquiree Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Acquiree Shareholder (if such Acquiree Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Acquiree Shareholder is a party or by which the properties or assets of such Acquiree Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Acquiree Shareholder, or any of the properties or assets of such Acquiree Shareholder, may be subject.

(c) Ownership of Shares. Such Acquiree Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror pursuant to this Agreement, such Acquiree Shareholder’s Shares free and clear of any and all Liens. Except as set forth on Section 6.01(c), there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Acquiree Shareholder is a party or by which such Acquiree Shareholder or such Acquiree Shareholder’s Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Acquiree Shareholder’s Shares. At the Closing Date, the Acquiror will acquire good, valid and marketable title to such Acquiree Shareholder’s Shares free and clear of any and all Liens.

(d) Litigation. There is no pending Proceeding against such Acquiree Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Acquiree Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 6.02 Investment Representations. Each Acquiree Shareholder, severally and not jointly, hereby represents and warrants, solely with respect to itself and not any other Acquiree Shareholder, to the Acquiror as follows:

(a) Acknowledgment. Each Acquiree Shareholder understands and agrees that the Acquiror Shares to be issued pursuant to this Agreement and the Share Exchange have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Acquiror Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, Regulation D for offers and sales to Accredited Investors, or Regulation S for offers and sales of securities outside the U.S.

(b) Status. By its execution of this Agreement, each Acquiree Shareholder represents and warrants to the Acquiror as indicated on its signature page to this Agreement, either that: (i) such Acquiree Shareholder is an Accredited Investor; or (ii) such Acquiree Shareholder is not a U.S. Person. Each Acquiree Shareholder understands that the Acquiror Shares are being offered and sold to such Acquiree Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Acquiree Shareholder set forth in this Agreement, in order that the Acquiror may determine the applicability and availability of the exemptions from registration of the Acquiror Shares on which the Acquiror is relying.

17

(c) Additional Representations and Warranties. Each Acquiree Shareholder, severally and not jointly, further represents and warrants to the Acquiror as follows: (i) such Person qualifies as an Accredited Investor; (ii) such Person consents to the placement of a legend on any certificate or other document evidencing the Acquiror Shares substantially in the form set forth in Section 6.03(a); (iii) such Person has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Person’s or entity’s interests in connection with the transactions contemplated by this Agreement; (iv) such Person has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Shares; (v) such Person has had access to the SEC Documents; (vi) such Person has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror that such Person has requested and all such public information is sufficient for such Person to evaluate the risks of investing in the Acquiror Shares; (vii) such Person has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror and the terms and conditions of the issuance of the Acquiror Shares; (viii) such Person is not relying on any representations and warranties concerning the Acquiror made by the Acquiror or any officer, employee or agent of the Acquiror, other than those contained in this Agreement or the SEC Documents; (ix) such Person will not sell or otherwise transfer the Acquiror Shares, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available; (x) such Person understands and acknowledges that the Acquiror is under no obligation to register the Acquiror Shares for sale under the Securities Act; (xi) such Person represents that the address furnished in Exhibit A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity; (xii) such Person understands and acknowledges that the Acquiror Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror that has been supplied to such Person and that any representation to the contrary is a criminal offense; and (xiii) such Person acknowledges that the representations, warranties and agreements made by such Person herein shall survive the execution and delivery of this Agreement and the purchase of the Acquiror Shares.

(d) Additional Representations and Warranties of Non-U.S. Persons. Each Acquiree Shareholder that is not a U.S. Person, severally and not jointly, further represents and warrants to the Acquiror as follows: (i) at the time of (A) the offer by the Acquiror and (B) the acceptance of the offer by such Person, of the Acquiror Shares, such Person was outside the U.S; (ii) no offer to acquire the Acquiror Shares or otherwise to participate in the transactions contemplated by this Agreement was made to such Person or its representatives inside the U.S.; (iii) such Person is not purchasing the Acquiror Shares for the account or benefit of any U.S. Person, or with a view towards distribution to any U.S. Person, in violation of the registration requirements of the Securities Act; (iv) such Person will make all subsequent offers and sales of the Acquiror Shares either (A) outside of the U.S. in compliance with Regulation S; (B) pursuant to a registration under the Securities Act; or (C) pursuant to an available exemption from registration under the Securities Act; (v) such Person is acquiring the Acquiror Shares for such Person’s own account, for investment and not for distribution or resale to others; (vi) such Person has no present plan or intention to sell the Acquiror Shares in the U.S. or to a U.S. Person at any predetermined time, has made no predetermined arrangements to sell the Acquiror Shares and is not acting as a Distributor of such securities; (vii) neither such Person, its Affiliates nor any Person acting on behalf of such Person, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Acquiror Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act; (viii) such Person consents to the placement of a legend on any certificate or other document evidencing the Acquiror Shares substantially in the form set forth in Section 6.03(b) and (ix) such Person is not acquiring the Acquiror Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

Section 6.03 Stock Legends. Each Acquiree Shareholder hereby agrees with the Acquiror as follows:

(a) Securities Act Legend Accredited Investors. The certificates evidencing the Acquiror Shares issued to the Acquiree Shareholder who is an Accredited Investor, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

18

(b) Securities Act Legend - Non-U.S. Persons. The certificates evidencing the Acquiror Shares issued to the Acquiree Shareholder who is not a U.S. Person, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(c) Other Legends. The certificates representing such Acquiror Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(d) Opinion. No Acquiree Shareholder will transfer any or all of the Acquiror Shares pursuant to Regulation S or absent an effective Registration Statement under the Securities Act and applicable state securities law covering the disposition of such Acquiree Shareholder’s Acquiror Shares, without first providing the Acquiror with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(e) Consent. Each Acquiree Shareholder understands and acknowledges that the Acquiror may refuse to transfer the Acquiror Shares, unless such Acquiree Shareholder complies with this Section 6.03 and any other restrictions on transferability set forth herein. Each Acquiree Shareholder consents to the Acquiror making a notation on its records or giving instructions to any transfer agent of the Acquiror’s Common Stock in order to implement the restrictions on transfer of the Acquiror Shares.

ARTICLE VII
COVENANTS OF THE ACQUIROR

Section 7.01 SEC Documents. From and after the Closing Date, in the event the Commission notifies the Acquiror of its intent to review any SEC Document filed prior to the Closing Date or the Acquiror receives any oral or written comments from the Commission with respect to any SEC Document filed prior to the Closing Date or any disclosure regarding the Acquiror’s business or operations, as in existence through the date hereof in any SEC Document or Registration Statement filed after the Closing Date, the Acquiror shall promptly notify the Acquiree and the both parties shall fully cooperate with each other in connection with such review and response.

Section 7.02 Form 8-K. Within four (4) business days of the Closing Date, the Acquiror shall file the Form 8 -K.

19

ARTICLE VIII

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 8.01 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Acquiree and the Acquiror (and any Subsidiary) as each party may reasonably request. In order that each party may have the full opportunity to do so, the Acquiree and the Acquiror, the Acquiree Shareholder shall furnish each party and its representatives during such period with all such information concerning the affairs of the Acquiree or the Acquiror or any Subsidiary as each party or its representatives may reasonably request and cause the Acquiree or the Acquiror and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

Section 8.02 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties and shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other Persons the consent or approval of which, or the license or permit from which is required for the consummation of the Share Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

Section 8.03 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability (except in the ordinary course of its business) not required or specifically contemplated hereby, without first obtaining the written consent of the Acquiree and the holders of a majority of voting stock of the Acquiree, on the one hand, and the Acquiror and the holders of a majority of the Acquiror Common Stock, on the other hand. Without the prior written consent of the Acquiree, the Acquiree Shareholder, or the Acquiror, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

Section 8.04 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any known Proceeding which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its Subsidiaries.

Section 8.05 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

Section 8.06 Public Disclosure. Except to the extent previously disclosed or to the extent the parties are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the transaction, it shall, if possible, immediately notify the other party prior to such disclosure and provide the opportunity for the other party to make reasonable comments to such disclosure.

20

Section 8.07 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of the Acquiree, after the Closing Date, the Acquiree Principal Shareholder shall use his reasonable best efforts to provide such information available to him, including information, filings, reports, financial statements or other circumstances of the Acquiror occurring, reported or filed prior to the Closing, as may be necessary or required by the Acquiror for the preparation of the post-Closing Date reports that the Acquiror is required to file with the Commission to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any Commission comments relating thereto or any Commission inquiry thereof.

ARTICLE IX

CONDITIONS PRECEDENT OF THE ACQUIROR

The Acquiror’s obligation to acquire the Shares and to take the other actions required to be taken by the Acquiror at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror, in whole or in part):

Section 9.01 Accuracy of Representations. The representations and warranties of the Acquiree and the Acquiree Shareholder set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Acquiree and the Acquiree Shareholder set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

Section 9.02 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiree, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

Section 9.03 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiree and/or the Acquiree Shareholder for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiree or the Acquiree Shareholder, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Acquiree or the Acquiror.

Section 9.04 Documents. The Acquiree and the Acquiree Shareholder must deliver to the Acquiror at the Closing:

(a) share certificates evidencing the number of Shares held by the Acquiree Shareholder, along with executed share transfer forms transferring such Shares to the Acquiror together with a certified copy of a board resolution of the Acquiree approving the registration of the transfer of such shares to Acquiror (subject to Closing and payment of stamp duty);

(b) each of the Transaction Documents to which the Acquiree and/or the Acquiree Shareholder is a party, duly executed;

(c) such other documents as the Acquiror may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the Acquiree and the Acquiree Shareholder pursuant to Section 9.01, (B) evidencing the performance of, or compliance by the Acquiree and the Acquiree Shareholder with, any covenant or obligation required to be performed or complied with by the Acquiree or the Acquiree Shareholder, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article IX, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

21

Section 9.05 No Proceedings. There must not have been commenced or threatened against the Acquiror, the Acquiree or any Acquiree Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 9.06 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, other than persons listed on Schedule I hereto, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, the Acquiree, or (b) is entitled to all or any portion of the Acquiror Shares.

ARTICLE X

CONDITIONS PRECEDENT OF THE ACQUIREE AND THE ACQUIREE SHAREHOLDER

The Acquiree Shareholder’ obligation to transfer the Shares and the obligations of the Acquiree to take the other actions required to be taken by the Acquiree in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiree and the Acquiree Shareholder jointly, in whole or in part):

Section 10.01 Accuracy of Representations. The representations and warranties of the Acquiror set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Acquiror set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

Section 10.02 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

Section 10.03 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Acquiree or the Acquiror.

Section 10.04 Documents. The Acquiror must have caused the following documents to be delivered to the Acquiree and/or the Acquiree Shareholder:

(a) share certificates evidencing Acquiree Shareholder’s share of the Acquiror Shares (as set forth in Exhibit A);

(b) a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Acquiror, (B) the resolutions of the Acquiror Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiror signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror is a party;

22

(c) a Certificate of Good Standing of the Acquiror that is dated within five (5) business days of the Closing;

(d) each of the Transaction Documents to which the Acquiror is a party, duly executed;

(e) the resignation of Jianfeng Guo and Yaojun Liu as officers of the Acquiror on the Closing Date;

(f) Acquiror Board Resolutions (i) increasing the size of the board to eight members, (ii) appointing Xiangyao Liu to serve as Chairman of the Acquiror Board; (iii) appointing Xiangyao Liu as President and Chief Executive Officer of the Acquiror; and (iii) nominating Xiangyao Liu, James Stuart Coleman, Zhanhuai Cheng, Yanliang Wu, Yu Zong, Harvey Leibowitz, Zhixue Liu, Tongmin Wang to serve as members of the Acquiror Board;

(g) a statement from the Acquiror’s transfer agent regarding the number of issued and outstanding shares of common stock immediately before the Closing; and

(h) such other documents as the Acquiree may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror pursuant to Section 10.01, (ii) evidencing the performance by the Acquiror of, or the compliance by the Acquiror with, any covenant or obligation required to be performed or complied with by the Acquiror, (iii) evidencing the satisfaction of any condition referred to in this Article X, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

Section 10.05 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror, the Acquiree or any Acquiree Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

Section 10.06 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, other than Persons listed on Schedule I hereto any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror, or (b) is entitled to all or any portion of the Acquiror Shares.

Section 10.07 No Liability. There must not be any outstanding obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of the Acquiror, whether or not known to the Acquiror.

ARTICLE XI
INDEMNIFICATION; REMEDIES

Section 11.01 Survival. All representations, warranties, covenants, and obligations in this Agreement shall expire eighteen (18) months following the date this Agreement is executed (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

23

Section 11.02 Indemnification. From and after the Closing, the Acquiror, the Acquiree and the Acquiree Shareholder, jointly and severally, agree to indemnify the other against all actual losses, damages and expenses including, but not limited to, legal fees and expenses caused by (i) any material breach of this Agreement by them or any material misrepresentation contained herein including any representation and/or warranty, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

Section 11.03 Indemnification Non-Exclusive. The foregoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE XII
GENERAL PROVISIONS

Section 12.01 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 12.02 Public Announcements. The Acquiror shall promptly, but no later than four (4) business days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby. The Acquiror shall also file with the Commission a Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the Closing Date. Prior to the Closing Date, the Acquiree and the Acquiror shall consult with each other in issuing the Form 8-K, the press release and any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

Section 12.03 Confidentiality.

(a) The Acquiror, the Acquiree Shareholder and the Acquiree will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

24

(b) In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 12.03(b), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.03. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all of such written information each party has regarding the other party.

Section 12.04 Information. Acquiree and Acquiree Shareholder have been respectively furnished with all materials relating to the business, finances and operations of the Company and materials relating to the transaction hereunder. Acquiree, Acquiree Shareholder and their respective advisors have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, Acquiree and Acquiree Shareholder have also had the opportunity to obtain and to review the SEC Reports.

Section 12.05 Advice of Independent Counsel. Each party to this Agreement represents and warrants to each other party that such party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such party's own judgment and advice of independent legal counsel (if sought).

Section 12.06 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12.06), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to Acquiree, to:	Energetic Mind Limited

Unit D5, 3/F., Block D

37 Paterson Street

Hong Kong

Attention: LIU Xiangyao

Telephone No.: (86)1390 3190 144

If to Acquiree Shareholder, to:	Fortunate Drift Limited

3-1-301 Huayuan Community, Gongyuan East Street

Qiaoxi District, Xingtai City

Hebei Province

Hong Kong

Attention: CHEN Linyu

Telephone No.: (86) 1390 3190 511

25

If to Acquiror or Acquiror Principal Shareholder, to:	Kirin International Holding Inc. 1528 Brookhollow Drive, Suite 100

Santa Ana, California 92705

Attention: GUO Jianfeng

Telephone No.: 714 581 4335

With copies to:	Szaferman Lakind Blumstein & Blader, P.C.

101 Grovers Mill Road, Suite 200

Lawrenceville, New Jersey 08648

Attention: Gregg E. Jaclin, Esq.

Telephone No.: (609) 275-0400

Facsimile No.: (609) 557-0969

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 12.07 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.08 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.09 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

Section 12.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 11.03 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

26

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 12.13 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

Section 12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror:
KIRIN INTERNATIONAL HOLDING INC.

By:	/s/ GUO Jianfeng
Name:	GUO Jianfeng
Title:	President and Chief Executive Officer

Acquiree:
ENERGETIC MIND LIMITED

By:	/s/ LIU Xiangyao
Name:	LIU Xiangyao
Title:	Director

Acquiree Shareholder:
FORTUNATE DRIFT LIMITED

By:	/s/ CHEN Linyu
Name:	CHEN Linyu
Title:	Director

28